EXHIBIT 23
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8 pertaining to the registration of 200,000 common shares) pertaining to the Southwest Bancorp, Inc., 1999 Option Plan of our reports dated March 8, 2007, with respect to the consolidated financial statements of Southwest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006. Southwest Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Bancorp, Inc. filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
Tulsa, Oklahoma
November 8, 2007